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                                                                      EXHIBIT 11


                                  SPARTA, INC.

                  EXHIBIT TO CONSOLIDATED FINANCIAL STATEMENTS
                        COMPUTATION OF PER SHARE EARNINGS

                             Three months ended March 31
                           -------------------------------
                               1999               1998
                           -----------        ------------
Basic EPS

  Net income               $ 1,447,000        $ 1,220,000
  Less accretion              (319,000)          (450,000)
                           -----------        -----------
                           $ 1,128,000        $   770,000
                           ===========        ===========

Shares outstanding           5,702,710          5,632,277

Per share amounts          $      0.20        $      0.14
                           ===========        ===========

Dilutive Effect

  Net income               $ 1,447,000        $ 1,220,000
  Less accretion              (319,000)          (450,000)
                           -----------        -----------
                           $ 1,128,000        $   770,000

Shares outstanding           5,702,710          5,632,277
Stock options                  128,351            124,737
Deferred Stock                  87,395             68,858
                           -----------        -----------
                             5,918,456          5,825,872

   Per share amounts       $      0.19        $      0.13
                           ===========        ===========